EX- 99.(d)(x)

Addendum to Management Agreement

between Lord Abbett Research Fund, Inc. and

Lord, Abbett & Co. LLC

Dated September 16, 2022

Effective September 16, 2022, Lord, Abbett & Co. LLC and Lord Abbett Research Fund, Inc. on behalf of its series, Lord Abbett Growth Opportunities Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated June 10, 1992 (“Management Agreement”), shall be as follows:

0.65% on the first $1 billion of the Fund’s average daily net assets;

0.63% on the next $3 billion of average daily net assets;

0.60% on the next $1 billion of average daily net assets; and

0.58% on the Fund’s average daily net assets over $5 billion.

For purposes of Section 15(a) of the Act, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

LORD, ABBETT & CO. LLC

BY: /s/ Lawrence B. Stoller

Lawrence B. Stoller

Member and General Counsel

LORD ABBETT RESEARCH FUND, INC.

BY: /s/ Lawrence B. Stoller

Lawrence B. Stoller

Vice President and Secretary

Dated: September 16, 2022